EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Expeditors International of Washington, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-17219, No. 33-22992, No. 33-36392, No. 33-38075, No. 33-67066, No. 33-81460, No. 333-36406, and No. 333-88818) on Form S-8 of Expeditors International of Washington, Inc. of our report dated February 27, 2004, relating to the consolidated balance sheets of Expeditors International of Washington, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, which report appears in the December 31, 2003 Annual Report on Form 10-K of Expeditors International of Washington, Inc.

/s/ KPMG LLP

Seattle, Washington
March 12, 2004